Exhibit 99.5

FOR IMMEDIATE RELEASE

CONTACT
Gregory Hughes
Chief Operating Officer & Chief Financial Officer
-or-
Heidi Gillette
Investor Relations
(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES
SALE OF 292 MADISON AVENUE

New York, NY, April 24, 2007 - SL Green Realty Corp. (NYSE: SLG) today announced that it entered into an agreement to sell its 292 Madison Avenue property for $140.0 million, or approximately $725 per square foot.

The 193,000-square-foot, 26-story office building is located on the southwest corner of Madison Avenue and 41st Street.  SL Green acquired it in 1999, together with 286 and 290 Madison Avenue, for $51.1 million, or $145 per square foot.

Since the acquisition of 292 Madison, SLG has invested approximately $9.0 million into the infrastructure of the asset, making it an attractive address for boutique tenants in the Grand Central submarket.  The property is currently 100% leased.

Isaac Zion, Managing Director at SL Green, stated, “This is yet another textbook example of value creation by SL Green’s team, from the off-market acquisition to the repositioning of the assets and above-market rents and occupancy levels achieved in our power zone — the Grand Central submarket.  292 Madison joins 70 West 36th Street, 1 Park Avenue and 110 East 42nd Street as powerful generators of capital for redeployment into higher quality assets.  Through the sale of 292 Madison, we have achieved an unlevered internal rate of return in excess of 26%.”

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche.  As of March 31, 2007, the Company owned 32 New York City office properties totaling approximately 23.5 million square feet, making it New York’s largest office landlord. In addition, SL Green holds investment interests in Manhattan retail properties totaling approximately 300,000 square feet at eight properties, along with ownership of 28 suburban assets totaling 4.7 million square feet in Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.